EXHIBIT 4.2
SHARE PURCHASE AGREEMENT
May 12, 2021
Hyde Member LLC
C/O Qatar Investment Authority
Ooredoo Tower (Building 14)
Al Dafna Street (Street 801)
Al Dafna (Zone 61)
Doha, Qatar
(the “Purchaser”)

Avangrid, Inc.
180 Marsh Hill Road
Orange, Connecticut
(the “Company”)
Ladies and Gentlemen:
The Company and the Purchaser (each a “Party” to this agreement) are executing and delivering this agreement (this “Agreement”) in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.
I.    The Shares
Subject to the satisfaction or waiver by Purchaser of the conditions described in Section III, the Purchaser hereby agrees to subscribe for and purchase from the Company, and the Company agrees to issue and sell to the Purchaser, shares of the Company’s common stock (the “Purchaser Shares”), par value $0.01 per share (the “Common Stock”), for aggregate consideration of U.S.$740,000,000 and at a price per share equal to the purchase price as set forth on Schedule I hereto (the “Purchase Price”).
Concurrently with the transaction contemplated by this Agreement, the Company agrees to sell to one of its shareholders shares of Common Stock for aggregate consideration of U.S.$3,260,000,000 and at a price per share equal to the Purchase Price (the “Concurrent Issuance”).
The closing of the sale of the Purchaser Shares shall take place at the offices of White & Case, LLP, 1221 Avenue of the Americas, New York, NY 10020 or at such other place (including virtually, via the electronic exchange of documents and signatures) as the Purchaser and the Company may mutually agree. The date and time of the Closing shall be 10:00 a.m., New York City time, on May 18, 2021 (the fourth business day after the date hereof) (the “Closing Date”), (i) with payment for the applicable Purchaser Shares to be made to the Company by wire transfer of immediately available funds on the Closing Date and (ii) with delivery of the applicable Purchaser Shares in non-certificated book-entry form, registered, as applicable, to an account specified by the Purchaser and in the name of the Purchaser with the Securities Act legend set forth in Exhibit A attached hereto and otherwise free and clear of all claims, liens, charges, pledges, security interests or other encumbrances or adverse claims (other than restrictions on transfer under the federal securities laws).
II.    Representations and Warranties
(a)The Company represents and warrants to the Purchaser that:
(i)the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;
(ii)the Company has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement;
(iii)this Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid execution and delivery by the Purchaser, constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);
(iv)the consummation of this Agreement and the fulfillment of the terms hereof will not conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its significant subsidiaries as defined by Rule 1-02 of Regulation S-X (“Significant Subsidiaries”) pursuant to, (i) the charter, by-laws or similar organizational document, as applicable of the Company or any of its Significant Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Significant Subsidiaries is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Significant Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Significant Subsidiaries or any of its properties, except in the cases at clauses (ii) and (iii) for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”);
(v)neither the Company, nor to the knowledge of the Company, any of its Significant Subsidiaries is in violation or default of (i) any provision of its charter, by-laws or similar organizational document, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, except in the case of clauses (ii) and (iii) above, for any such default or violation that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(vi)no consent, approval, authorization, filing with or order of any court or governmental agency or body is required to be obtained by the Company in connection with the transactions contemplated herein, except the failure of which to obtain or make would not materially impair or delay the consummation of the transactions contemplated hereby;
(vii)at the Closing, the Purchaser Shares will be duly authorized, validly issued, fully paid and non-assessable and the Purchaser will acquire good and marketable title to the Purchaser Shares, free and clear of all claims, liens, charges, pledges, security interests or other encumbrances or adverse claims (other than restrictions on transfer under applicable securities laws);
(viii)since January 1, 2019, (i) the Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, schedules, reports and documents (including exhibits, financial statements and other information incorporated therein, amendments and supplements thereto and all other information incorporated therein by reference) (the “Public Filings”) required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the 1934 Act (as defined below) or the 1933 Act, (ii) each of the Public Filings, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder, applicable to such Public Filings and (iii) as of their respective dates (and, if amended, as of the date of such amendment), the Public Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;
(ix)since January 1, 2019, the consolidated financial statements included in or incorporated by reference into the Public Filings (including the related notes and schedules) fairly presented, in each case, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal and year-end audit adjustments which would not be material individually or in the aggregate), in each case in conformity with U.S. GAAP applied on a consistent basis during the periods involved, except as may be expressly noted therein or in the notes thereto;
(x)as of the date of this Agreement, the Company does not intend to correct in any material respect or restate, and, to the knowledge of the Company, there is no basis to restate, any of the consolidated financial statements (including, in each case, the notes, if any, thereto) of the Company included in or incorporated by reference into the Public Filings;
(xi)the Company and its subsidiaries: (A) have not obtained or induced, directly or indirectly, through any person and will not attempt to so obtain or induce the procurement of the Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to the Agreement or its other dealings with the Purchaser or its Affiliates through any violation of the Foreign Corrupt Practices Act of 1977 or any similar and applicable anti-corruption law or regulation; and (B) have not given or agreed to give and shall not give or agree to give to any person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratuity, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of the Agreement or any contract, right, interest, privilege or other obligation or benefit related to the Agreement; and
(xii)there are no brokerage or finder’s fees or commissions that are or will be payable by the Company or any of its subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person or entity with respect to the transactions contemplated by this Agreement.
(b)The Purchaser hereby represents and warrants or covenants, as applicable, to the Company that
(i)it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement;
(ii)it is acquiring the Purchaser Shares for its own account and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of applicable securities laws. The Purchaser is acquiring the Purchaser Shares hereunder in the ordinary course of its business. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchaser Shares in violation of applicable securities laws. As used in this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or any other entity, or a government or any department or agency thereof.
(iii)it understands that the Purchaser Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchaser Shares;
(iv)it understands that no United States federal or state agency or any other governmental authority in the United States or any foreign jurisdiction has passed on or made any recommendation or endorsement of the Purchaser Shares or the fairness or suitability of the investment in the Purchaser Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchaser Shares;
(v)it understands that: (i) the Purchaser Shares have not been and are not being registered under the 1933 Act or any state securities laws and are “restricted securities,” as that term is defined in Rule 144 under the 1933 Act (“Rule 144”); (ii) the Purchaser Shares may not be offered for sale, sold, assigned or transferred except (A) to the Company or one of its subsidiaries, (B) pursuant to a registration statement that has been declared and remains effective under the 1933 Act, or (C) in a transaction that is exempt from the requirements of the 1933 Act, which may require the delivery of certificates, legal opinions and other information as may be requested by the Company or its agents; and (iii) except as provided in the Registration Rights Agreement (as defined below), neither the Company nor any other person is under any obligation to register the Purchaser Shares under the 1933 Act or any state securities laws;

(vi)this Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;
(vii)the execution, delivery and performance by the Purchaser of this Agreement will not (i) result in a violation of the certificate of incorporation or bylaws, or similar organizational documents, of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder;
(viii)none of the Purchaser or any of its Affiliates has, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with the Purchaser or any of its Affiliates has, engaged in any transactions in the securities of the Company (including, without limitation, Short Sales (as defined below) involving the Company’s securities) since the time that the Purchaser, any of its Affiliates or any of their respective agents or Representatives (as defined below) was first in contact with the Company regarding the investment in the Company contemplated herein. As used herein: (x) the term “Short Sales” means all “short sales,” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934 (as amended and, together with the rules and regulations promulgated thereunder, the “1934 Act”), and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers; (y) the term “Affiliate” means, with respect to the Purchaser, Qatar Investment Authority (“QIA”), officers, directors, employees of QIA and legal entities which are majority-owned directly or indirectly by QIA and are managed on a day-to-day basis by QIA, and with respect to any other Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; and (z) the terms “Controlling,” “Controlled by,” and “under common Control with,” as applied to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership or voting securities, by contract or otherwise.
(ix)since the time that the Purchaser, any of its Affiliates or any of their respective agents or Representatives was first in contact with the Company or its agent regarding the investment in the Company contemplated herein, none of the Purchaser or any of its Affiliates has, and, to the knowledge of the Purchaser, no Person acting on its or their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares, or (ii) (A) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any Common Stock (other than the location and/or reservation of borrowable shares of Common Stock by the Purchaser), or (B) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.
(x)is not purchasing the Purchaser Shares as a result of any advertisement, article, notice or other communication regarding the Purchaser Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar;
(xi)it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchaser Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Purchaser Shares and, at the present time, is able to afford a complete loss of such investment in the Purchaser Shares. The Purchaser understands that its investment in the Purchaser Shares involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchaser Shares;
(xii)except for the representations and warranties expressly set forth in this Agreement, the Purchaser acknowledges and agrees that the Company is not making any representation or warranty and has not made any representation or warranty, express or implied, with respect to the Company or its subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to the Purchaser or its representatives or to any other Person and the Purchaser is not relying on any such representation or warranty;
(xiii)no consent, approval, authorization, filing with or order of any court or governmental agency or body is required to be obtained by the Purchaser in connection with the transactions contemplated herein, except the failure of which to obtain or make would not materially impair or delay the consummation of the transactions contemplated hereby;
(xiv)the Purchaser is a Delaware limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes. The Purchaser is acquiring the Purchaser Shares for its own account and not for the benefit of any individual, any entity treated as an individual under Section 542 of the Code, or any entity directly or indirectly owned by any individual or entity treated as an individual under Section 542 of the Code. At the Closing, the Purchaser will be the beneficial owner of the Purchaser Shares;
(xv)at the Closing, the Purchaser shall provide the Company with a properly completed and executed Internal Revenue Service Form W-9;
(xvi)to the knowledge of the Purchaser, there are no brokerage or finder's fees or commissions that are or will be payable by the Company or any of its subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person or entity with respect to the transactions contemplated by this Agreement;
(xvii)the Purchaser is not an Affiliate of the Company or Iberdrola, S.A., a Spanish company;
(xviii)the Purchaser is not, and is not owned or controlled by one or more individuals or entities that are the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), including by being named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or any other Sanctions list administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, or by being located, organized or resident in a country or territory that is the subject of comprehensive territorial Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria) (collectively “Sanctioned Parties”). The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is required to do so under applicable law and subject in all cases to Section VI(g). The Purchaser maintains policies and procedures reasonably designed to comply with applicable Sanctions.
(xix)to the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure compliance with Sanctions and that the funds held by the Purchaser and used to purchase the Purchaser Shares were legally derived. Purchaser will not purchase the Purchaser Shares using funds derived from transactions that violate Sanctions or funds that are derived from transactions with Sanctioned Parties; and
(xx)the Purchaser understands that the certificates or other instruments representing the Purchaser Shares shall bear any legend as set for in Exhibit A. Such legend shall be removed and the Company shall issue a certificate without such legend to the holder of the Purchaser Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Purchaser Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Purchaser Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that the Purchaser Shares can be sold, assigned or transferred pursuant to Rule 144.
III.    Registration Rights
(a)The Company and the Purchaser agree to enter into a registration rights agreement (the “Registration Rights Agreement”) within thirty (30) days from the Closing Date on the relevant terms and conditions set forth in

Schedule 2 attached hereto and such other terms and conditions to be negotiated in good faith and as are reasonable and customary for agreements of this type.
(b)By executing this Agreement, the Parties agree that the Purchaser Shares shall be deemed Registrable Shares under the Registration Rights Agreement, and shall be entitled to all of the benefits and subject to all of the conditions of Registrable Shares (as such term shall be defined in the Registration Rights Agreement).
IV.    Conditions to the Purchaser’s Obligations to Purchase the Purchaser Shares
The obligation of the Purchaser hereunder to subscribe for and purchase the Purchaser Shares from the Company, and of the Company to issue and sell the Purchaser Shares to the Purchaser, will be subject to the satisfaction or, in the case of clause (b), waiver by the Purchaser of the following conditions on or prior to the applicable Closing Date:
(a)the closing of the Concurrent Issuance;
(b)a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section II above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date; and
(c)delivery to the Purchaser of legal opinions, dated the Closing Date, provided by counsel to Company, with respect to matters customary for a private placement of this type and with due regard to any legal opinions being provided to any purchaser in the Concurrent Issuance.
    The condition set forth in the foregoing clause (b) is for the Purchaser’s sole benefit and may be waived by the Purchaser in its sole discretion.
V.    Termination
This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) upon mutual written consent of either Party, (b) upon termination of the Concurrent Issuance, (c) May 30, 2021, if the Closing has not occurred by such date other than as a result of breach of Purchaser’s obligations hereunder and (d) the termination by the Purchaser, at its discretion, if trading in the Company’s common stock has been suspended by the SEC or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange. Notwithstanding the foregoing, the indemnity provisions contained in Section VI and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of any termination of this Agreement.
VI.    Miscellaneous
(a)The Company hereby agrees to indemnify and hold harmless each of the Purchaser and each of their respective affiliates, directors, officers, agents and employees and each person, if any, who controls the Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnitees”) from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or relating to a breach of the representations and warranties and/or covenants set forth under Section II above. For the avoidance of doubt and notwithstanding the foregoing, the Company shall not be deemed to indemnify and hold harmless the Indemnitees from and against any losses resulting from a decrease in the trading price of their Common Stock, unless such losses result from the Company’s breach of the representations and warranties and/or covenants set forth under Section II above.
(b)This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.
(c)This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(d)This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the any choice or conflict of law principles or rules (whether of the State of New York or any other jurisdiction) that would mandate the application of the Laws of any jurisdiction other than the State of New York. The Parties hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder (including any action to enforce any arbitration award under this Agreement) in the competent courts of the State of New York, or, if such courts do not have subject matter jurisdiction, the federal courts sitting in the State of New York, and the Parties agree that service of process may be accomplished pursuant to paragraph (e) of this Section VI.
(e)Except as otherwise provided in this Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address, or email address for a Party as shall be specified in a notice given in accordance with this paragraph (e); provided, however, that delivery by electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by telephone:
if to the Purchaser:
Hyde Member LLC
C/O Qatar Investment Authority
Attn: General Counsel
Ooredoo Tower (Building 14)
Al Dafna Street (Street 801)
Al Dafna (Zone 61)
Doha, Qatar
Email: notices.legal@qia.qa
with a copy to each of (which shall not constitute notice):
Qatar Investment Authority
Email: equities@qia.qa

Qatar Investment Authority
Email: notices.m&a@qia.qa

Qatar Investment Authority
Email: notices.infrastructure@qia.qa

Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN, UK
Attn: Richard A. Pollack
Email: pollackr@sullcrom.com
if to the Company:
Avangrid, Inc.
180 Marsh Hill Road
Orange, Connecticut 06477
Attn: Scott Mahoney, General Counsel
(f)
(i)The Parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement shall be submitted for mediation, and if the matter is not resolved through mediation, then it shall be submitted to the American Arbitration Association, for final and binding arbitration pursuant to the other provisions of this paragraph (f). Either Party may commence mediation by providing to the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties shall select a mediator and the procedures under which the mediation is to be conducted by mutual agreement, provided that if, on the date that is thirty (30) days after the written request for mediation is given, the Parties have not agreed upon a mediator and such procedures, then the Parties shall provide to the American Arbitration Association a written request for mediation under the American Arbitration Association’s Commercial Mediation Procedures, setting forth the subject of the dispute and the relief requested, and a neutral mediator shall be appointed by the American Arbitration Association administrator. The Parties will cooperate with the American Arbitration Association and with one another in scheduling the mediation proceedings. The Parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their representatives, and by the mediator or any American Arbitration Association employees (including, for the avoidance of doubt, any true and correct translations thereof), are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or nondiscoverable as a result of its use in the mediation. Either Party may initiate arbitration by notice (a “Request for Arbitration”) to any other Party at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the Parties so desire. At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by American Arbitration Association rules or by agreement of the Parties. However, this limitation is inapplicable to a Party if the other Party refuses to comply with the requirements of this (i). All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The Parties will take such action, if any, required to effectuate such tolling.
(ii)Subject to (i), any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the negotiation, execution or performance hereof, including any dispute regarding its arbitrability, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association, provided that a Request for Arbitration is given after the Earliest Initiation Date (except as otherwise provided in (i). An arbitration shall be conducted in accordance with the American Arbitration Association rules governing commercial arbitration in effect at the time the Request for Arbitration is filed (the “AAA Rules”), except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be New York City, New York. The arbitration shall be conducted by an arbitrator appointed by mutual agreement of the Parties; provided that in the event the Parties fail to agree on the appointment of an arbitrator within fifteen (15) days after delivery of the Request for Arbitration, such arbitrator shall be appointed by the American Arbitration Association pursuant to the AAA Rules. If the arbitrator is appointed by the American Arbitration Association, such arbitrator shall be a retired judge or justice from any United States federal jurisdiction. Any arbitrator shall have had no business relationship (other than acting as arbitrator or mediator) or familial relationship with any Party, or any Affiliate of any Party, or any representative of any Party in a significant matter during the past ten (10) years. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The Parties may mutually agree to extend the time limits specified in the foregoing (ii).
(iii)The arbitrators will apply the substantive law (and the law of remedies, if applicable) as provided in paragraph (d), and will be without power to apply any different substantive law, and, for the avoidance of doubt, shall maintain all proceedings in confidence. The arbitrators will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing Party. The arbitrators shall also have the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrators may entertain a motion to dismiss and/or a motion for summary judgment by either Party, applying the standards governing such motions under the Federal

Rules of Civil Procedure, and may rule upon any claim or counterclaim (or any portion thereof), without holding an evidentiary hearing, if, after affording the Parties an opportunity to present written submission and documentary evidence, the arbitrators conclude that there is no material issue of fact and that the claim or counterclaim (or a portion thereof) may be determined as a matter of law. The Parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrators’ award by any court. The arbitrators’ award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, either Party may seek injunctive relief, specific performance, or other equitable remedies from a court in accordance with paragraph (d).
(g)Notwithstanding any provision of this Agreement otherwise requiring the Purchaser to provide any information or documents to the Company or any third party, the Purchaser shall be entitled to withhold, edit, redact and/or otherwise limit disclosure of any such information or documents on the grounds of national security and/or financial or economic sensitivity and the Purchaser shall have no liability whatsoever and shall be free and harmless from any claims whatsoever for exercising its rights pursuant to this clause.
[Signature Page Follows]

Sincerely,

HYDE MEMBER LLC,
a limited liability company organized under the laws of the state of Delaware
By:	/s/ Mohammed Al-Khulaifi
Name:	Mohammed Al-Khulaifi
Title:	Manager

Accepted and agreed to:

AVANGRID, INC.,
a New York corporation
By:	/s/ Douglas Stuver
Name:	Douglas Stuver
Title:	Senior Vice President – Chief Financial Officer

AVANGRID, INC.,
a New York corporation
By:	/s/ Scott Tremble
Name:	Scott Tremble
Title:	Senior Vice President – Controller

[Signature Page to Purchase Agreement]

EXHIBIT A
THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY MAY BE MADE EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER IF THE COMPANY AND THE TRANSFER AGENT HAVE BEEN FURNISHED WITH DOCUMENTATION AS MAY REASONABLY BE REQUIRED BY THE COMPANY THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT.

Schedule I
Purchase Price: $51.40 per share.

AMERICAS 107420966